PROMISSORY NOTE

Vancouver, B.C.
September 30, 2004

PRINCIPAL AMOUNT: $5,000,000 (United States currency)

FOR VALUE RECEIVED, IMAGE INNOVATIONS HOLDINGS INC. (the "Borrower") hereby promises to pay to the order of H.E. CAPITAL S.A. (the "Lender"), at Casa del Sol, MJ19 Paseo Marino, Perla Marina, Sosua, Dominican Republic, ON DEMAND, the sum of FIVE MILLION DOLLARS in lawful money of the United States ($5,000,000) (the "Principal Sum"), or the aggregate unpaid principal amount of all loans made by the Lender to the Borrower pursuant to that certain loan agreement dated for reference September 30, 2004 (the "Loan Agreement") between the Borrower and the Lender, together with interest on the Principal Sum both before and each of demand, default and judgment at the Interest Rate (hereinafter defined). All loans made by the Lender under the aforementioned Loan Agreement and all payments of principal and interest made hereon shall be noted by the holder hereof on the Schedule attached hereto which is a part of this Note.

For the purpose hereof "Interest Rate" means nine percent (9%) per annum.

The Borrower hereby waives presentment, protest, notice of protest and notice of dishonor of this Promissory Note.

IMAGE INNOVATIONS HOLDINGS INC.: \s\ Derick Sinclair Authorized Signatory

Schedule of Loans and Payments of Principal and Interest

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Amount of Interest	Unpaid Principal Balance of Loans	Notation Made By Lender
As of 9/29/04	$1,760,716.10
9/30/04	$225,000